Exhibit 99.1

PRESS RELEASE
Source:	Ascent Assurance, Inc.

Corporate	Contact: Cynthia B. Koenig Chief Financial Officer (817) 878-3732

FOR IMMEDIATE RELEASE:
September 1, 2004

ASCENT ASSURANCE ANNOUNCES APPOINTMENT
OF NEW CHAIRMAN AND CHIEF EXECUTIVE OFFICER

FORT WORTH, Texas, September 1, 2004…Ascent Assurance, Inc. (AASR.OB), an insurance affiliate of a Credit Suisse First Boston LLC (“CSFB”) subsidiary, reported today that Benjamin M. Cutler, former Chairman of Assurant Health, agreed to accept the position of Chairman and Chief Executive Officer of the Company, effective immediately.

Speaking on behalf of the entire Board, Mr. Alan Freudenstein commented: “Ben Cutler brings to our Company a unique breadth and depth of knowledge and experience in the life and health insurance industry. His past accomplishments are well known and well regarded in the industry. His experience includes his successful performance over the past nineteen years in several strategic management positions with Fortis (now known as Assurant). Additionally, immediately prior to joining Fortis, Ben served as President and CEO of Sunlife Group, America, Sun Insurance Services and Coastal States Life. Ben fills the positions of Chairman and CEO of the Company that were vacated by Patrick J. Mitchell who left the Company to pursue other opportunities. In this regard, the Board wishes Mr. Mitchell the very best in his future endeavors and thanks him for his valuable service to the Company since its formation five and one-half years ago.”

Commenting on the acceptance of his new positions, Mr. Cutler stated: “This is an exciting time to be in the individual health insurance business. While our industry faces many daunting challenges, there are an equal number of incredible opportunities. With the support of both CSFB, a recognized leader in global finance services, and our great team of experienced employees and agents, I believe we have the necessary ingredients for success. I have no doubt that our insurance group will be able to significantly increase our market share in our current states, as well as in new states we have ear marked for expansion.”

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting and administration of medical-surgical expense, supplemental health, life and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2003 and the Company’s Forms 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to maintain adequate liquidity for its non-insurance subsidiary operations including financing of commission advances to agents; default by issuers of fixed maturity investments owned by the Company; and the loss of key management personnel.)